Exhibit 99.1

750 Route 202 South, Suite 600, Bridgewater, NJ  08807

Synchronoss Appoints Robert Garcia to President

and Chief Operating Officer

Company Announces Other Key Management Appointments

BRIDGEWATER, NJ — December 28, 2011 — Synchronoss Technologies, Inc. (NASDAQ: SNCR), the world’s leading provider of transaction management, cloud enablement and mobility management for connected devices, today announced that its Chief Operating Officer, Robert Garcia, has been promoted to President. Mr. Garcia will continue to report to the Synchronoss Founder, Chairman, and Chief Executive Officer Stephen Waldis.

As President and Chief Operating Officer, Mr. Garcia will assume responsibility for the day to day business and the company’s global operating plans. Mr. Garcia has been with Synchronoss since its founding in 2000 and brings over 20+ years’ leadership experience in both technology and telecommunication companies.

In addition to Mr. Garcia’s promotion, David Berry will be re-joining Synchronoss in the position of Chief Innovation Officer, reporting directly to Mr. Waldis. Mr. Waldis and Mr. Berry will work together with other members of management to lead a major initiative within the Company to focus on further developing the Synchronoss brand and product portfolio assisting in global growth and innovation. Mr. Berry previously served as Chief Technology Officer for Synchronoss from 2000 to 2006.

“Bob has been a tremendous asset to the company since the very beginning and I have full confidence in his abilities to continue to lead this organization to new levels of success,” said Stephen Waldis, Founder, Chairman, and CEO. “With Bob assuming additional responsibility of our day to day operations, it now allows me to spend more time focused on innovation and exploring new business opportunities.”

Waldis added “By Dave Berry re-joining our team, we plan to work closely together with the rest of the management team to ensure all Synchronoss products are aligned to take advantage of  the explosive growth opportunity in the  mobility, cloud computing, and connected devices industries over the coming years”.

In addition, Karen Rosenberger, the Company’s Vice President of Finance and Controller, has been promoted to the role of Senior Vice President of Finance and Chief Accounting Officer. Ms. Rosenberger will continue to report directly to Lawrence R. Irving, the Company’s Chief Financial Officer.  In addition to retaining her responsibilities Ms. Rosenberger will oversee the domestic and international accounting operations as well as the tax and financial reporting functions for the Company.

Andrew Wilmott, Vice President and General Manager, Service Delivery has been promoted to the role of Senior Vice President of Service Delivery and General Manager.  Mr. Wilmott will continue to report directly to Bob Garcia the Company’s President and Chief Operating Officer.  Mr. Wilmott will be responsible for the Delivery, Account Management and P&L functions for the company’s largest Key Account.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the world’s leading provider of transaction management, cloud enablement and connectivity services for connected devices. The company’s technology platforms ensure a simple and seamless on-demand channel for service providers and their customers.

For more information visit us at:

Web:	www.synchronoss.com
Blog:	http://blog.synchronoss.com
Twitter:	http://twitter.com/synchronoss

The Synchronoss logo, Synchronoss, ConvergenceNow, InterconnectNow, ConvergenceNow Plus+ and SmartMobility are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

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Source:  Synchronoss Technologies, Inc.

Contact:  Synchronoss Technologies, Inc.

Media:	Investor:
Stacie Hiras, 908-547-1260	Tim Dolan, 617-956-6727
Stacie.hiras@synchronoss.com	investor@synchronoss.com